New Perspective Fund Inc.
333 South Hope Street, Los Angeles, CA 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$897,220
Class B	$23,412
Class C	$23,596
Class F-1	$22,822
Class F-2	$ -
Total	$967,050
Class 529-A	$15,792
Class 529-B	$1,499
Class 529-C	$2,584
Class 529-E	$773
Class 529-F-1	$294
Class R-1	$610
Class R-2	$7,234
Class R-3	$19,650
Class R-4	$14,444
Class R-5	$62,804
Total	$125,684

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6750
Class B	$0.4137
Class C	$0.4136
Class F-1	$0.6750
Class F-2	$ -
Class 529-A	$0.6570
Class 529-B	$0.3882
Class 529-C	$0.3991
Class 529-E	$0.5586
Class 529-F-1	$0.7245
Class R-1	$0.4274
Class R-2	$0.4046
Class R-3	$0.5647
Class R-4	$0.6592
Class R-5	$0.7614

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,383,940
Class B	52,941
Class C	60,889
Class F-1	39,466
Class F-2	827
Total	1,538,063
Class 529-A	28,200
Class 529-B	4,291
Class 529-C	7,494
Class 529-E	1,599
Class 529-F-1	500
Class R-1	1,713
Class R-2	19,827
Class R-3	38,833
Class R-4	26,776
Class R-5	93,407
Total	222,640

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.30
Class B	$25.70
Class C	$25.52
Class F-1	$26.20
Class F-2	$26.31
Class 529-A	$26.14
Class 529-B	$25.64
Class 529-C	$25.62
Class 529-E	$25.91
Class 529-F-1	$26.15
Class R-1	$25.51
Class R-2	$25.58
Class R-3	$25.88
Class R-4	$26.12
Class R-5	$26.36